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                                                                   EXHIBIT 99.23

                                FIRST AMENDMENT
                                      TO
                            SUBSCRIPTION AGREEMENT

     THIS FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT ("First Amendment") dated
                                                      ---------------
April 2, 1998 is entered into between Henderson International Investments Limited, a British Virgin Islands company ("HIIL"), and Interactive
                                            ----
Entertainment Limited, a Bermuda exempted company (the "Company").
                                                        -------


                               R E C I T A L S:
                               ---------------

     WHEREAS, HIIL and the Company are parties to a Subscription Agreement dated as of October 22, 1997 (the "Agreement"), which, prior to the effectiveness of
                             ---------
this First Amendment, is referred to herein as the "Original Agreement."
                                                    ------------------

     WHEREAS, on March 23, 1998 HIIL agreed with the Company to waive the condition as to one-half of its Tranche B financing in exchange for the Company agreeing to change the acquisition price per share of Common Stock for HIIL's additional purchases pursuant to the Agreement and the amount and exercise of price of warrants to be issued pursuant to the Original Agreement and the Company agreed to make such changes.

     WHEREAS, the parties desire to amend the Agreement to reflect and embody the foregoing agreements and effect the resolution of issues between the parties.

                              A G R E E M E N T:
                              -----------------

     Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1.   Incorporation of Recitals.  The foregoing recitals are incorporated
          -------------------------
     herein by reference and made a part hereof.


     2.   Definitions.  Capitalized terms not otherwise defined herein have the
          -----------
     meanings assigned to such terms in the Original Agreement.


     3.   Effective Date.  Upon satisfaction of the conditions set forth herein,
          --------------
     the amendments effected by this First Amendment shall be effective as of March 23, 1998.


     4.   Amendment of Section 1.  Section 1 of the Agreement is hereby amended
          ----------------------
     and restated in its entirety as following:

          "1.  Subscription for Shares.  The Subscriber hereby subscribes for
               -----------------------
     and agrees to purchase from the Company and the Company hereby agrees to sell to the Subscriber 1,035,120 shares of Common Stock and, subject to the provisions of this paragraph, a warrant to purchase eighty-five hundredths (0.85) shares of Common Stock for each one (1) share of Common Stock acquired pursuant to Tranche B and Tranche C below (the 'Warrant'), which Warrant will be in the form attached hereto as Exhibit A, for an aggregate
                                                    ---------
     purchase price of U.S. three million dollars
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     (US$3,000,000) (which it is agreed represents the sum of (A) for Tranche A, the quotient of (w) U.S. one million five hundred thousand dollars (US$1,5000,000) divided by (x) 85% of the average of the closing prices for shares of Common Stock on the Nasdaq SmallCap Market during the five (5) trading days immediately preceding October 22, 1997) plus (B) for each of Tranche B and Tranche C, the quotient of (y) U.S. seven hundred fifty thousand dollars (US$750,000) divided by (z) U.S. two and sixty-two thousand one hundred twenty-five one hundred thousandths (US$2.62125) (the prices set forth in the foregoing clauses (x) and (z) collectively referred to as, the 'Subscription Price'). The Subscription Price shall be payable by the Subscriber by wire transfer to the Company's account identified on Exhibit B attached hereto in accordance with the following: (i) a tranche
     ---------
     of one million five hundred thousand dollars ($1,500,000) ('Tranche A') was sold by the Company and purchased by the Subscriber immediately upon the execution of the Original Agreement; (ii) a tranche of U.S. seven hundred fifty thousand dollars (US$750,000) ('Tranche B') shall be sold by the Company and purchased by the Subscriber on April 2, 1998; and (iii) a tranche of U.S. seven hundred fifty thousand dollars (US$750,000) ('Tranche C') may be sold by the Company and purchased by the Subscriber upon written notice from the Company electing that Tranche C be closed within forty-eight (48) hours of receipt of such notice by the Subscriber. In the event that the Subscriber receives such written notice electing that the Tranche
     C transaction be consummated, the Subscriber shall be obligated to purchase such securities within the forty-eight (48) hour period designated in the written notice. The Company's option with respect to Tranche C shall not be exercisable until the Company's gaming software has been installed and is available to paying passengers in the entire cabin of one (1) Singapore Airlines B747, B777, or A340 aircraft and shall expire if not exercised within six (6) months of October 22, 1997. The Company is obligated to exercise its option with respect to Tranche C within thirty (30) days of completion of the aforementioned flight. Upon delivery to the Company of the Subscription Price, the proper officers of the Company shall execute and deliver to the Subscriber certificates representing said shares of Common Stock. If (and only if) , the Subscriber still holds all of the Shares of Common Stock purchased hereunder pursuant to Tranche B and Tranche C six (6) months from the respective dates of consummation of Tranche B and Tranche C, the proper officers of the Company on that date shall execute and deliver to the Subscriber a Warrant exercisable for the proper number of shares of Common Stock. The Subscriber acknowledges that, by signing this Agreement, it is making an irrevocable offer to purchase shares of Common Stock and the Warrant."

     5.   Amendment to Form of Warrant.  The first paragraph of the form of
          ----------------------------
Warrant attached as Exhibit A to the Agreement is hereby amended and restated in
                    ---------
its entirety as follows:

          "FOR VALUE RECEIVED, Interactive Entertainment Limited (the 'Company'), a Bermuda exempted company, hereby certifies that __________, or its permitted assigns, are entitled to purchase from the Company, at any time or from time to time commencing immediately, and prior to 5:00 p.m., New York City time then current, on {date 18 months from issue date}, __________ fully paid and non-assessable shares of the common stock, $.01 par value, of the Company at the purchase price of $2.62125 per share. Hereinafter, (i) said common stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefor, is referred to as the 'Common Stock', (ii) the shares of the Common Stock purchasable hereunder are referred to as the 'Warrant Shares', (iii) the aggregate purchase price payable hereunder for the Warrant Shares is referred to as the 'Aggregate Warrant Price', (iv) the price payable hereunder for each of the shares of the Warrant Shares is referred to as the 'Per Share

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     Warrant Price', and (v) this warrant and all warrants hereafter issued in exchange or substitution for this warrant are referred to as the 'Warrants'."

     6.   Conditions to Amendments. The effectiveness of this First  Amendment
          ------------------------
is conditioned upon only the following:

          (a) HIIL obtaining and delivering to the Company the written and unconditional (i) approval of each of Proprietary Convertible Investments Group ("PCIG"), CC Investments LDC ("CCI") and Palisades Holdings Inc. ("PHI") to this First Amendment and the transactions contemplated hereby pursuant to Section 4.9 of their respective Securities Purchase Agreements and (ii) waiver of their rights pursuant to Section 4.10 of their respective Securities Purchase Agreements with respect to the sales of Common Stock contemplated by this First Amendment;

          (b) the Company receiving the requisite approval to this First Amendment and the transactions contemplated hereby of the Executive Committee of its Board of Directors; and

          (c) the Company receiving a waiver from Harrah's Interactive Investment Company of its pre-emptive rights with respect to the sales to HIIL contemplated pursuant to this First Amendment.

The parties agree to use their best efforts to satisfy the foregoing conditions. The parties agree that in the event the conditions set forth in this paragraph 6 are not satisfied on or prior to April 21, 1998 and the purchase pursuant to Tranche B has not then been consummated, then this First Amendment shall automatically terminate, the parties shall be released of their obligations hereunder and this First Amendment shall be of no further force or effect.

     7.   Covenants.  The parties agree to use their best efforts to perform or
          ---------
caused to be performed, as promptly as practicable immediately following and only upon the effectiveness of this First Amendment pursuant to Section 6, the following:

          (a) HIIL shall deliver to the Company a written retraction (the "Retraction") of the statements made in its letter to the Company of March 2,
-----------
1998 (the "Letter") as follows:
           ------

          "Solely in consideration of the promises and conditions set forth in the First Amendment to Subscription Agreement (the 'Amendment') dated April 2, 1998, Henderson International Investments Limited hereby retracts its March 2, 1998 letter to Interactive Entertainment Limited."; and

          (b) HIIL and its affiliates and the Company shall execute an acceptable mutual release (the "Mutual Release").
                                --------------

The parties acknowledge and agree that delivery of the Retraction shall not affect HIIL's registration rights pursuant to Section 8 of this First Amendment. The parties further acknowledge and agree that notwithstanding that delivery of the Retraction may occur prior to, simultaneously with or after the parties execute the Mutual Release, the Mutual Release shall effect a complete release by the parties of all claims in, in connection with or arising as a result of the Letter or the Retraction.

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

     8.   Agreement to Register.    The Company agrees that in the event the
          ---------------------
Tranche B purchase is consummated on or prior to April 21, 1998, the Company will include the 462,874 shares of Common Stock previously acquired by HIIL pursuant to the Agreement in the Registration Statement and all shares of Common Stock acquired by HIIL pursuant to the Tranche B purchase on Form S-3 which the Company has filed on behalf of PCIG, CCI and PHI.

     9.   Effect of First Amendment.
          -------------------------

          (a) Upon the execution of this First Amendment, each reference in the Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of similar import shall mean and be a reference to the Agreement as amended hereby, and each reference to the Agreement in any other document, instrument or agreement shall mean and be a reference to the Agreement as amended hereby.

          (b) Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

          (c) The Original Agreement and this First Amendment constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The parties make no representations, warranties or agreements to or with each other, except as contained in the Original Agreement and this First Amendment, and any and all prior representations, warranties and agreement made by or with any party or its representatives, whether verbally or in writing, are deemed to have been merged into the Original Agreement and this First Amendment, it being intended that no such prior representations, warranties and agreements shall survive the execution and delivery of the Original Agreement and this First Amendment.

          (d) The First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

                                  ***********

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     IN WITNESS WHEREOF, the parties have executed this First Amendment on the date first above written.

                                INTERACTIVE ENTERTAINMENT LIMITED



                                By: /s/ David Lamm
                                    --------------------------------------------
                                Its: Chief Financial Officer
                                     -------------------------------------------

                                HENDERSON INTERNATIONAL INVESTMENTS LIMITED


                                    /s/ Michael Galliver
                                By: RM Corporate Services S.A.
                                    --------------------------------------------
                                Its: Director
                                     -------------------------------------------

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